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                                                                Exhibit 10.3(c)





                                 LEASE AGREEMENT
                                     Between
                            SHIPP CORPORATION LIMITED
                                     - and -
                                  DANNIKTEL INC




                       Term: May 1, 1993 to April 30, 2000
                                 Ten (1 0) Years








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                             THE MUTUAL GROUP CENTRE


                   THIS LEASE MADE THE 24th day of March, 1993

                    PURSUANT TO THE SHORT FORMS OF LEASES ACT


                        B E T W E E N:

                            SHIPP CORPORATION LIMITED
                         Acting as Manager for the Owner
                        a corporation incorporated under
                       the laws of the Province of Ontario

                                (the "Landlord")
                               OF THE FIRST PART;
                                     - and -

                                 DANNIKTEL INC.
                        a corporation incorporated under
                       the laws of the Province of Ontario

                                 (the "Tenant")
                               OF THE SECOND PART

                 WITNESSETH that in consideration of the rents,
              covenants and agreements contained in this Lease the
                    Landlord and the Tenant @gree as follows:


                                    ARTICLE I

                                   DEFINITIONS

1.         DEFINITIONS

           The parties hereto agree that, when used in this Lease or in any Schedule or Appendix attached to this Lease, the following words or expressions have the meaning hereinafter set forth.

1.01       "Additional Rent" means any and all SUMS of lnjury or

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charges required to be paid by Tenant under this Lease, without limitation such items as the Tenant's Proportionate Share of Taxes and Costs of Operatiqn (except Basic Rent) whether or not designated as Additional Rent" payable to Landlord or to any other Person and is deemed to be accruing due on a day-to-day basis

1.02 'Additional Services" means the services and supervision supplied by the Landlord and referred to in this Lease as an Additional Service, and any other services which from time to time the Landlord supplies to the Tenant or Property other tenant or tenants of the Building, and includes janitorial and cleaning services in addition to those, normally supplied, the provision of labour and supervision in connection with deliveries, supervision in connection with the moving of any furniture or equipment of any tenant and the making of any repairs or alterations by any tenant and maintenance or other services not normally furnished to tenants generally;

1.03 "Architect" means the architect from time to time named by Landlord. The decision of the Architect whenever required hereunder and any certificate related thereto shall be final and binding on the parties hereto. Where appropriate, the Landlord may substitute an independent design consultant chosen by the Landlord in the place of the Architect for the purpose of certifying Net Area or Gross Area.

1.04 'Basic Rent,' means the annual rent payable by Tenant pursuant to and in the manner set out in Section 4.02 hereof.

1.05       "Building" means the building situated on the Lands;

1.06 "Building Servicesu means the services defined in Article VI of this Lease;

1.07 "Business Taxes" means all taxes, rates, duties, charges, levies and assessments whatsoever, whether federal, provincial, municipal, school or otherwise, levied, imposed, or assessed in respect of any and every business carried on in the Premises by the Tenant, subtenants, licensees, or other occupants of the Premises.


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1.08       "Capital Tax" means all taxes, charges, levies or assessments whatsoever, whether federal, provincial, municipal, school or otherwise, levied, charged, imposed or assessed against or upon the Landlord, the amount of which is calculated by reference to, or based upon, the amount of any or all of the share capital. assets, surpluses, reserves or indebtedness of the Landlord.

1.09 "Claims" means claims, losses, actions, suits, 46 proceedings, causes of action, demands, damages (direct, indirect, 47 consequential or otherwise), judgments, executions, liabilities, 48 responsibilities, costs, charges, payments and expenses including, 49 without limitation, any professional, consultant and legal fees (on so a solicitor and his own client basis).

1110       "Commencement Date" means the commencement date set out in Section
3.02 of this Lease.

1.11 'Cost of Additional Services" shall mean the Landlord'- total cost of providing Additional Services to tenants of the Building or any particular Additional Services to a tenant including salaries, wages and fringe benefits and material and other direct expenses incurred, the cost of supervision and other indirec, expenses reasonably allocated thereto and all other out-of-pockeo expenses made in connection therewith. A certificate of the Landlord's comptroller as to the amount of any Cost of Additional Services shall be conclusive;

1.12 "Costs of Operation" means the total of all expenses incurred by or on behalf of the Landlord in the complete maintenance nd operation of the Lands and the Building. Costs of Operation without limiting the generality of the foregoing) shall include the cost of providing cleaning, janitorial, supervisory, maintenance and other services (including Additional Services). the cost of operating elevators, cooling and ventilating

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all space including both rentable and non-rentable areas, the cost of providing hot and cold water and other utilities including electricity and gas to both rentable and non-rentable areas, the cost of all repairs, including repairs to the Building or services including elevators, the cost of replacing lights and ballasts, the cost of window cleaning and providing security and supervision, the cost of insurance for liability or fire or other casualties and loss of rental income insurance, accounting costs incurred in connection with maintenance and operations including computations required for the imposition of charges to tenants and audit charges required to be incurred for the conclusive determination of any costs hereunder, accounting costs incurred in connection with the preparation of statements and opinions required by this Lease, and the reasonable costs of collecting and enforcing payment of such charges, the cost of providing and operating a management office in the Building, and management fees reasonable within the industry, the amount of all salaries, wages and fringe benefits paid to employees engaged in the maintenance or operation of the Lands and Building or the supervision thereof and amounts paid independent contractors for any services in connection with such maintenance or operation and all indirect expenses to the extent allocable to the maintenance and operation of the Lands and the Building and the capital cost (which )tray be amortized according to generally accepted accounting principles) of such equipment as may be installed by the Landlord to reduce Costs of Operation or improve the efficiency of the management of the Building and the Lands and the cost of consulting fees relating thereto.

           In computing Costs of Operation there shall be credited as a deduction the amounts of proceeds of insurance relating to Insured Damage and other damage actually recovered, or which should have been recovered by the Landlord where the cost was included in Costs of Operation, the cost of all repairs, and replacements required as a result of faulty construction or inherent defects in the Building, costs which are normally treated in accordance with generally accepted accounting principles as being of a capital nature, any sum paid by the Landlord to any tenant in the Building for any tenant allowance, amounts recovered as a result of direct charges to the Tenant and other tenants in respect of Additional Services, light bulb, tube and ballast replacement and insurance premiums, in each case to the extent that the cost thereof was included in Costs of Operation other than contributions of a Proportionate Share by the Tenant pursuant to the provisions of this Lease. Any expenses that the Landlord is not able to determine exactly may be estimated by the Landlord on a reasonable basis. A certificate of the Landlordts auditor or other licensed public accountant appointed by the Landlord for the purpose shall be conclusive as to the amount of Costs of Operation for any period to Thich such certificate relates.

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1.13       "Gross Area' of any premises and of the Building means the rentable area as defined in-American National Standard z65.1-1980, computed by measuring to the inside finished surface of the dominant portion of the permanent outer Building walls, excluding any major vertical penetrations of the floor and without any deduction made for columns and projections necessary to the Building, and as determined by the Architect in a certificate which shall be conclusive and binding on the Tenant;

1.14 "Insured Damage" means that part of damage occurring to the Premises of which the entire cost of repair is actually or which should have been recovered by the Landlord under a policy or policies of insurance from time to time effected by the Landlord.

1.15 "Injury' means bodily injury, personal discomfort, mental anguish, shock, sickness, disease, death, false arrest, detention or imprisonment, malicious prosecution, libel, slander, defamation of character, invasion of privacy, wrongful entry or eviction and discrimination, or any of them as the case may be.

1.16 "Landlord" means.- Shipp Corporation Limited, acting as Manager for the Owner, and its authorized representatives, agents, successors and assigns. In any Section of this Lease that contains a release or other exculpatory language in favour of Landlord, the term "Landlord" also means the directors, officers, servants, employees and agents of Landlord.

1.17 "Lands" means the Lands described in Schedule B attached to this Lease as such Lands may be changed, rearranged, altered, IIOdified, expanded or reduced from time to time in accordance with tie terms of this Lease;

1.18 "Land Surveyor" means the accredited land surveyor from time to time named by Landlord. The decision of the Land Surveyor whenever required hereunder and any certificate related thereto shall be final and binding on the parties hereto.

1.19 "Leasehold Improvements" means and includes all fixtures (excluding Tenant's Trade Fixtures), equipment (excluding furniture and equipment not in the nature of fixtures), installations, additions and alterations from time to time made, constructed, erected, or installed by, for or on behalf of Tenant or any previous occupant of the Premises in, on, to, for or which serve, the Premises, whether or not easily disconnected or movable, including, without limitation, all: (a) partitions (including moveable partitions), doors, safes, vaults and hardware; (h) mechanical, plumbing, electrical, sprinkler, fire detection, safety, utility, heating, humidity, ventilating and air-conditioning systems, facilities, installations, fixtures, controls, fittings and equipment; (c) wall to wall carpeting, drapes and other floor, wall, ceiling and window coverings and drapery hardware (d) light fixtures; (e) security or locking devices securing all or any part of the Premises; (f) counters, cabinets, shelves and built-in furniture and furnishing; (g) internal stairways, escalators, elevators and any other transportation equipment or systems; (h) ceilings and ceilings panels; and (i) items that would not normally be considered to be Tenant's Trade Fixtures;

1.20 "Mortgagee" means any mortgagee, chargee, encumbrancer, hypothecary, creditor, secured creditor or debenture holder (including any trustee for bond holders or pursuant to a trust deed) of the Building or the Lands or any part thereof.

1.21 "Net Area" of any premises on any floor or level means the "usable area", defined in American National Standard 2.65.1-1980, computed by measuring to the finished surface of the office side of the corridor and other permanent walls, to the centre of partitions that separate the office from adjoining usable area, and to the inside finished surface of the dominant portion of the permanent outer building walls, and as determined by the Architect in a certificate which shall be conclusive and binding on the Tenant;

1.22 "Person" if the context allows, includes any individual, firm, association, Partnership or corporation, or any group of individuals, firms, associations, partnerships or corporations or any combination thereof.

1.23 "Premises" means the premises in the Building leased to the Tenant which are described in Section 3.01 of this Lease;

1.24 "Premises Work means the work described in Section 11.01 of this Lease.

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1.25       "Proportionate Share, shall mean that share of Taxes and of Costs of
Operation which the Landlord determines on a reasonable basis to be payable by the Tenant. The Landlord shall base its determination on that fraction the numerator of which is the Gross Area of the Premises and the denominator of which is the aggregate of the Gross Areas of all rentable premises in the Building. The Landlord may also take into account any unusual requirements of the Tenant or other tenants in the Building for electricity, air conditioning or other Building Services and adjust the Tenant's Proportionate Share accordingly and may allocate exclusively to space occupied by the Tenant or a group of tenants those Taxes and Costs of Operation that the Landlord determines relate predominantly to the Tenant or group of tenants. The Landlord may, on a reasonable basis, allocate exclusively to any rentable premises any Costs of Operation that do not, in the Landlord's reasonable opinion, relate to vacant rentable space.

           Where the Tenant has in the Landlord's opinion unusual requirements for Building Services, the Landlord may install at the Tenant's expense such meters or other equipment as may be reasonable in the circumstances to assist with the determination of the Tenant's Proportionate Share.

1.26 "Rent" means all Basic Rent and Additional Rent payable pursuant to this Lease.

1.27 "Rental Year' means a period of time, the first Rental Year commencing on the first day of the Term hereof, and ending on the last day of the month of December immediately following. Each Rental Year thereafter shall consist of consecutive periods of twelve (12) calendar months, but the last Rental Year of the Term shall terminate on the expiration or earlier termination of this Lease. If, however, Landlord considers it necessary or convenient for Landlord's purposes, Landlord may at any time and from time to time, by written notice to Tenant, specify a date from which each subsequent Rental Year is to commence, and in such event, the then current Rental Year shall terminate on the day immediately preceding the commencement of such new Rental Year, and the appropriate adjustments shall be made between the parties.

1.28 "Rules and Regulations" means the rules and regulations attached hereto as Schedule C, adopted and promulgated by Landlord from time to time.

1.29 "Security Deposit" means the security deposit paid by the Tenant pursuant to Section 4.03 of this Lease.

1.30 'Storage Areas" means those areas designated by Landlord from time to time as Storage Areas.

1.31 'Taxes" means all real property taxes, rates, duties, charges, levies and assessments (including without limitation, local improvements, water, snow and sewer rates) whether extraordinary general or special, foreseen or unforeseen that are levied, rated, imposed or assessed (collectively "imposed") against the Lands and the Building or upon the Landlord in respect thereof from time to time by any taxing authority whether federal, provincial municipal, school (including any taxes imposed by reason of t@e Tenant's religion) or otherwise including those imposed for education, schools and local governments, and including any portion of any Capital Tax reasonably allocable to the Lands and Building and including all costs and expenses (including legal and other professional fees and interest and penalties on deferred payments) incurred by the Landlord in good faith in contesting, resisting or appealing any taxes, rates, duties, charges, levies or assessments, but excluding taxes and license fees in respect of any business carried on by tenants and occupants of the Building and income or profit taxes upon the income of the Landlord to the extent such taxes are not levied in lieu of taxes, rates, duties, charges, levies and assessments against the Lands and Building or upon the Landlord in respect thereof. Taxes shall include without limiting the above the reasonable cost to the Landlord of making payments to any taxing authority in advance of receipt from the Tenant of reimbursement for such taxes;

1.32 'Tenant" means the party of the Second Part and includes its successors and assigns as permitted by this Lease and any Person mentioned as Tenant in this Lease, whether one or more.

1.33     "Term" means the term of this Lease as more particularly described in
Section 3.02 of this Lease and any period of permitted overholding;

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1. 34    "Trade Fixtures" means the personal chattels installed by or on behalf of the Tenant, in, on or which serve, the Premises, for the sole purpose of Tenant carrying on its trade in the Premises pursuant to Section
7.01 hereof and which Trade Fixtures Tenant is permitted to remove only to the extent permitted by the terms of this Lease, but Trade Fixtures do not include Leasehold Improvements or any inventory of Tenant,

                                   ARTICLE II

                            INTENT AND INTERPRETATION

2.01         Net Lease

                (a)   This   Lease is a completely net lease to the Landlord.
                      Except as stated in this Lease, the Landlord is not responsible for costs, charges, or expenses relating to the Premises, their use and occupancy, their contents, or the business carried on in them, and the Tenant will pay the charges, impositions, costs and expenses relating to the Premises except as stated in this Lease. This Section will not be interpreted to make the Tenant responsible for ground rentals that may be payable by the Landlord, payments to Mortgagees or, subject to Article IX, the Landlord's income taxes. Capital Tax as defined in Section 1.08 is not considered as income tax.

               (b)' Despite any other Section or clause of this Lease, the Tenant shall pay to the Landlord an amount equal to any and all goods and services taxes, sales taxes, value added taxes, business transfer taxes, or any other taxes imposed on the Landlord in respect of Rent payable by the Tenant to the Landlord under this Lease, or in respect of the rental of space under this Lease, or in respect of any services or Additional Services provided by the Landlord under this Lease whether characterized as a goods and services tax, sales tax, value added tax, business transfer tax, or otherwise (herein called "Sales Taxes"), it being the intention of the parties that the Landlord shall be fully reimbursed by the Tenant with respect to any and all Sales Taxes payable by the Landlord. The amount of the Sales Taxes so payable by the Tenant shall be calculated by the Landlord in accordance with the applicable legislation and shall be paid to the Landlord at the same time as the amounts to which such Sales Taxes !apply are payable to the Landlord under the terms of this Lease or upon demand at such other time or times as the Landlord from time to time determines.
                      Despite any other Section or clause in this Lease, the amount payable by the Tenant under this paragraph shall be deemed not to be Rent , but the Landlord shall have all of the same remedies for and rights of recovery of such amount as it has for recovery of Rent under this Lease.

2.02          Landlord to Act in Good Faith

              The Landlord, in making a determination, designation, adulation, estimate, conversion, or allocation under this Lease, will act reasonably and in good faith.

2.03          Entire Agreement

              The Lease includes the Schedules and Appendices attached to it and the Rules and Regulations adopted under Section 7.06.
There are no covenants, promises, agreements, conditions or understandings, whether oral or written, between the parties concerning this Lease, the Premises, the Building, the Lands or any matter related to all or any of them, except those that are set out in this Lease. No alteration, amendment, change or addition.to this Lease is binding upon the Landlord unless it is in writing and signed by the Tenant and two authorized representatives of the Landlord.

2.04          General Matters of Intent and Interpretation

              (a)       Each obligation under this Lease is a covenant.

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              (b)       The captions, section numbers, article numbers and Table
                        of Contents do not define, limit, construe or describe the scope or intent of the sections or articles.

              (c) The use of the neuter singular pronoun to refer to the Landlord or the Tenant is a proper reference even though the Landlord or the Tenant is an individual, a partnership, a corporation or a group of two or more individuals, partnerships or corporations. The grammatical changes needed to make the provisions of this Lease apply in the plural sense when there is more than one Landlord or Tenant, to corporations, associations, partnerships or individuals, males or females, are implied.

              (d) If a part of this Lease or the application of it to a person or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, the part:

                                is independent of the remainder of the Lease and is severable from it, and its invalidity, unenforceability or illegality does not affect, impair or invalidate the remainder of this Lease; and

                        (ii) continues to be applicable to and enforceable to the fullest extent permitted by law against any Person and circumstance except those as to which it has been held or rendered invalid, unenforceable or illegal.

                        No part of this Lease will be enforced against a Person, 'r to the extent that by doing so, the Person is made to brppch a law, rule, regulation or enactment.

              (e) This Lease will be construed in accordance with the laws of Canada and the Province where the Lands are situate.

              (f)       Time jQ of the essence of this Lease.

              (g) This Lease will not be registered by either.the Landlord or the Tenant, but nevertheless if the Tenant desires to register at its cost a notice of this Lease the Landlord agrees to execute a notice or acknowledgement sufficient for the purpose in such form as the Landlord shall have approved

              (h) In this Lpase, "hereinll,'Ihereofll,llhereby", 'hereunder", "hereto",'Ihereafter" and similar expressions refer to this Lease and not to any particular paragraph, clause or other portion thereof, unless there is something in the subject matter or context inconsistent therewith; "business day', means any of the days from Monday to Friday inclusive of each week unless such day is a holiday, and such additional days as may be designated by the Landlord;




                                   ARTICLE III

                                 GRANT AND TERM

3.01               Lease

                   The Landlord hereby demises and leases to the Tenant the Premises containing an area of approximately 1,610.51 square feet of Net Area, being approximately 1,855 square feet of Gross Area. The approximate Net Area of the Premises is as indicated in yellow on the floor plan attached to this Lease as Schedule A, and the Premises are located on the Fifth (5th) Floor of The Mutual Group Centre, 3300 Bloor Street West, West Tower, Etobicoke, Ontario (the "Building').

3.02               Term

The Tenant shall have and hold the Premises for and during the Term which shall be (unless sooner terminated pursuant to the other provisions hereof), the period of ten (10) years, from and including the first day of May, 1993 to and including the thirtieth day of April, 2003.

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3.03        Access

            The Landlord agrees to permit the Tenant and its employees and invitees to have the use in common with others entitled thereto of the common entrances, lobbies, stairways and corridors of the Building giving access to the Premises (subject to the Rules and Regulations attached to this Lease as Schedule C and such other reasonable limitations as the Landlord may from time to time impose).

3.04        Storage Areas

            Clause intentionally deleted.

3.05        Parking SDaces

            The Landlord will provide the Tenant with up to six (6) undercover parking spaces. The Tenant shall pay as Additional Rent for the parking spaces at a rate of $60.00 per space per month for years one (1) to three (3) and $75.00 for years four (4) and five (5). Parking for years six (6) through ten
(10) will be at market rent and may be adjusted by the Landlord on an annual basis provided that the Tenant will not be charged more than the going rate for parking in the Building at the time for tenants in general.

            The Tenant acknowledges that all Tenant employee parkings provided solely during normal business hours and is not to be used for the purpose of overnight parking, extended parking or the storage of vehicles.


                                   ARTICLE IV

                                      RENT

4.01        Covenant to Pay

            The Tenant covenants and agrees to pay when due, all Rent in accordance with the terms of this Lease in lawful money of Canada to the Landlord at the address of the Landlord set out in Article

 XVIII of this Lease.

4.02        Basic Rent

            The Tenant shall pay without any prior demand therefor and without any set off whatsoever as Basic Rent the sum of $26.897.50. payable in equal consecutive monthly instalments in advance of $2,241.46 each on the first day of each and every month during years one (1) to five (5) of the Term and the sum of $34,317.50, payable in equal consecutive monthly instalments in advance of $2,859.79 each on the first day of each and every month during years six (6) to ten (10). Basic Rent is calculated on an annual rate of $14.50 er sq'uare foot of Gross Area for years one (1) to five (5) and 18.50 per square foot of Gross Area for years six (6) to ten (10). Gross Area is measured in accordance with
Section 3.01 hereof. If the Gross Area is certified by the Architect the Basic Rent and Additional Rent shall, if necessary be adjusted accordingly as of the Commencement Date. If the Term commences on any day other than the first day of a month or ends on any day other than the last day of a month, rent for such fraction of a month shall be adjusted on a per diem basis, based upon a period of 365 days.

            The Landlord agrees to provide the Tenant with Basic Rent @ree as follows:

            Six (6) months from May 1, 1993 to October 31, 1993; Six (6) months from May 1, 1994 to October 31, 1994; Six (6) months from May 1, 1995 to October 31, 1995; Six (6) months from May 1, 1996 to October 31. 1996; Six (6) months from May 1, 1997 to October 31, 1997; Three (3) months from May 1, 1998 to July 31, 1998.

            During this Basic Rent Free Period the Tenant shall pay only Additional Rent.

4.03        Security Deposit

            Landlord acknowledges receipt from Tenant of $7.500.00 ('Security Deposit,,) to be held by Landlord without interest and will shall be applied on account of the rent first due as outlined in Section 4.02.

 4.04       Delay In Occupancy

            If the Premises or any part thereof are not ready for occupancy by the Tenant on the date of commencement of the Term due solely to the fault of the Landlord and not as an act of force majeure, no portion of the Rent hereby reserved, or only the proportionate part thereof if the Tenant shall occupy a part of the premises, shall be payable for the period prior to the date when the whole of the Premises are ready for occupancy, and the full rental shall accrue only after such last mentioned date. The Tenant shall have no claim for any damages as a result of such delay.

4.05        Landlord's Estimates

            Prior to the commencement of each Rental Year, the Landlord shall estimate the amount of the Tenant's Proportionate Share of the total of all Costs of Operation and Taxes accrued, paid or payable or attributable whether by or on behalf of the Landlord, for the ensuing Rental Year or, if applicable, broken portion thereof and notify the Tenant in writing of such estimate. For the purpose of determining Proportionate Share of Taxes the Landlord shall take into account any separate assessments of the Premises which Taxes are payable by the Tenant pursuant to Section 9.02. The amount so estimated shall be paid by the Tenant with out set-off as Additional Rent in equal monthly instalments in lawful money of Canada in advance over the Rental Year (or broken portion thereof) in'question, each such instalment being payable on the same day as the monthly payments of Basic Rent. From time to time during a Rental Year the Landlord may re-estimate the amount of the Tenant's roportionate Share of Costs of Operation or Taxes for such Rental @ear or broken portion thereof, in which event the Landlord shall notify the Tenant in writing of such re-estimate and re-adjusted monthly instalments shall be paid by the Tenant.

4.06        Landlord's Final Determination

            As soon as practicable after the expiration of each Rental Year for which payments have been made in accordance with Section 4.05 the Landlord shall provide a statement showing the Tenant7s Proportionate Share of Costs of Operation and Taxes for such Rental Year or (if applicable) broken portion thereof and shall notify the Tenant and the parties shall make the appropriate re-adjustment in the following manner. If the amount the Tenant has paid is less than the amount due the Tenant shall pay to the Landlord the amount of such deficiency within fifteen (15) days of receipt of a notice setting out the amount of such deficiency. If the Tenant has paid in excess of the amount due, the Landlord shall have the option to apply the excess against Rent payable or becoming payable by the Tenant. The Tenant may not claim a re-adjustment in respect of the Tenant's Proportionate Share of Costs of Operation or Taxes based upon any error of estimation, determination or calculation thereof unless claimed in writing prior to the expiration nf one year after the Rental Year to which the Costs of Operation uLoeaxes @-wat-6-@ Notices by the Landlord stating the amount of any estimate, re - estimate or determination of Tenant's Proportionate Share of Costs of Operation and Taxes need not include particulars of Taxes, Costs of Operation or the calculation of Tenant's Proportionate Share. The Tenant shall be entitled however upon a specific request being made therefore to inspect a statement disclosing in reasonable detail particulars of Taxes, Costs of Operation and the calculation of Tenant's Proportionate Share.

4h.07       Leasehold Allowance

            The Landlord agrees to pay the Tenant an allowance of $25.00 per square foot of Gross Area as a contribution towards the improvel,ant of the Premises. All improvements must be approved by the Landlord prior to installation and comply with The Mutual Group Centre's Design Criteria Manual. All tiiuriIL-@ f=rp, the Lan-(]],or,@ T-T.ill be payable upon completion of construction pursuant to thf

 "Completion,' clause on page 5 of the Design Criteria Manual.


                                    ARTICLE V

                                    COVENANTS

5.01        Landlord's Covenants

            The Landlord covenants with the Tenant

            (a) for quiet enjoyment; and

                (b) to observe and perform all covenants and obligations of the Landlord herein.


5.02        Tenant's Covenants

            The Tenant covenants with the Landlord to pay Rent and to observe and perform all covenants and obligations of the Tenant herein.


                                   ARTICLE VI

                                BUILDING SERVICES

             The Landlord covenants with the Tenant:

6.01        Air Conditioning and Ventilation

            To provide to the Premises during hours to be determined by the Landlord (but to be at least the hours from 7:30 a.m. to 7:00 p.m. from Monday to Friday inclusive with the exception of public holidays) processed air in such quantities, at such temperatures and of such humidity as shall maintain in the Premises conditions of reasonable temperature and comfort in accordance with good standards of interior climate control generally pertaining at the date of this Lease applicable to normal occupancy of premises for office purposes and consistent with the general standards of first- class office buildings in the vicinity of the Building in the City of Mississauga, but the Landlord shall have no responsibility for ny inadequacy of performance of the said system if the Premises Gepart from the design criteria for such system, namely that the occupancy will 'not exceed one person for every 100 square feet of floor area, that the electrical power consumed in the Premises for any purposes shall not exceed 3.5 watts per square foot of floor area and that the Tenant shall not have installed partitions or other installations in locations which interfere with the proper operation of the said system. If the use of the Premises does not accord with the said design criteria and changes in the systems are feasible and desirable to accommodate such use the Landlord may, upon the written request of the Tenant, make such changes and the entire expense of such changes will be reimbursed by the Tenant to the Landlord plus a sum equal to fifteen percent (15Z) of the cost thereof representing Landlord's overhead, shall be paid to the Landlord as Additional Rent on demand. Upon reasonable notice the Landlord shall provide as an Additional Service air conditioning and ventilation to the Premises at the request of the Tenant during hours which it is not otherwise obliged to provide such services under this Section.

6.02        Elevator Services

            Subject to the supervision of the Landlord, to furnish for use by the Tenant and its employees and invitees in common with other persons entitled thereto passenger elevator service to the Premises, and to furnish for the use of the Tenant in common with @thers entitled thereto at reasonable intervals and at such hours aIs the Landlord may select, freight elevator service to the Premises for the carriage of furniture, equipment, deliveries and supplies,

6.03        Washrooms

            To provide for the use of the Tenant and its employees and invitees, in common with others entitled thereto, washrooms on each floor in the Building upon which any part of the Premises (other than below-grade Storage Areas and parking, if any) is located.

6.04        Janitor Service

            To provide janitor and cleaning services to the Premises and to the Building consisting of the services more particularly described in Schedule D attached to this Lease to be rendered substantially in accordance with the standards of modern office buildings of a similar type in the vicinity of the Building at the date of this Lease; it being agreed by the Tenant that any janitor or cleaning service which the Landlord shall arree to provide to the Tenant in excess of those above specified (including those extra services which the Landlord shall make available by demand or special arrangement) shall be an Additional Service.

6.05        Telephone and Water

            To furnish appropriate facilities for bringing telephone services to the Premises and hot and cold water to washrooms (if any) in the Premises and to washrooms available for the Tenant's use in common with others entitled thereto.

6.06        Electricity and Lighting

            To furnish electricity to the Premises twenty-four (24) hours a day for lighting and for office equipment capable of operating from the high or low voltage circuits available and standard for the Building. The Landlord shall Furnish lighting to the Premises during hours 4o be determined by the @@ndlord (but to be at least the hours from 7:-tit-l :i m. t(, 7--,00 P.m from Monday to Friday inclusive with the exception of holidays'. At the request of the Tenant and upon reasonable notice the Landlord shall provide as an Additional Service electricity to the Premises during the hours which it is not otherwise obliged to provide such service under this Section.

6.07        Additional Services

            The Landlord, if it shall from time to time so elect, shall have the exclusive right, by way of Additional Services, to provide or have its designated agents or contractors provide any janitor or cleaning services to the Premises required by the Tenant which are additional to those required to be provided by the Landlord under Section 6.04, and to supervise the moving of urniture or equipment of the Tenant and the making of repairs or Alterations conducted within the Premises, and to supervise or make deliveries to the Premises. The Cost of Additional Services provided to the Tenant shall be paid to the Landlord by the Tenant from time to time promptly upon receipt of invoices therefore from the Landlord.


                                   ARTICLE VII


                      USE AND OCCUPANCY OF LEASED PREMISES

            The Tenant covenants with the Landlord:

7.01        Permitted Use

            To use the Premises only for the purpose of an office for the conduct of the Tenant's business, and Tenant will not use or permit or suffer the use of the Premises or any part thereof for any other business or purpose.

7.02        Waste and Nuisance

            Not to commit or permit, any waste or injury to the ?remises including the Leasehold Improvements and trade fixtures therein, any overloading of the floors thereof, any nuisance therein or any use or manner of use causing annoyance to other tenants and occupants of the Building.

7.03        Energy Conservation

            To comply with all reasonable requests of the Landlord in conserving energy of all types in the Building, including complying at the Tenant's own cost with all reasonable requests and demands @of thp Landlord with the view to energy conservation. The Tenant agrees that any reasonable capital expenditures made by the Landlord in ari effort to promote energy conservation shall be amortized according to accepted accounting principles and amortized amounts ,-6,ed to Costs of Operation in the relevant years.

7.04        Condition

            Not to permit the Premises to become untidy, unsightly or hazardous or permit unreasonable quantities of waste or refuse to accumulate therein, and at the end of each business day to leave the Premises in a condition such as reasonably required to facilitate the performance of the Landlord's janitor and cleaning services described in Schedule D to this Lease.

7.05        Compliance with Laws

            To comply

            (a) at its own expense with all municipal, federal, provincial, sanitary, fire and safety laws, regulations and requirements pertaining to the Premises, the Tenant's operation and use of the Premises, the conduct of business in the Premises, the condition of the Leasehold Improvements, trade fixtures, furniture and equipment installed by the Tenant therein and the making by the Tenant of any repairs, changes or improvements therein; and

            (b) with statutes, regulations, ordinances or other governmental requirements relating to its ability to enter into and comply with this Lease.

7.06        Rules and Regulations

            To observe, and to cause its employees, invitees and others'-over whom the Tenant can reasonably be expected to exercise control to observe, the Rules and Regulations attached as Schedule S to this Lease, and such further and other reasonable rules and regulations and amendments and changes therein as may hereafter he made by the Landlord and applied to tenants in general.

7.07        Parking

            The Tenant shall be permitted to park automobiles Belonging to the Tenant, its servants, agents and invitees on the Lands in the parking spaces designated in Section 3.05.

7.08        Signs and Directory

            Not to paint, display, inscribe, place or affix any sign, symbol, notice or lettering of any kind anywhere outside the Premises (whether on the outside or the inside of the Building) or within the Premises so as to be visible from the outside of the Premises, without the written permission of the Landlord. Building standard identification signs and a single line directory listing shall be provided by the Landlord as an Additional Service.

            The Landlord shall allow the Tenant, at its cost, to erect a building standard sign on the outside of the Leased Premises provided that the sign shall be in a design, size, location, and in all other respects satisfactory to the Landlord and all Municipal and Governmental Authorities.

                                  ARTICLE VIII

                                 REPAIR AND D^GE

8.01        Landlord's Repair and Maintenance

            The Landlord covenants with the Tenant:

     (a) to maintain and keep in a good and reasonable state of repair, the Building consistent with the general standards of first-class office buildings in the vicinity of the Building in the City of Mississauga, but subject to Section 8.04 of this Lease and with the exception of reasonable wear and tear and damage caused by the act or omission of the Tenant;

     (b) to repair so far as reasonably feasible and as expeditiously as reasonably feasible defects in construction performed or installations made by the Landlord in the Premises and Insured Damage therein : The Landlord shall in no event be required to make repairs to Leasehold Improvements, except where installed by the Landlord.

8.02        Tenants Repair and Maintenance

            The Tenant covenants with the Landlord:

     (a) at Tenant7s expense, at all times during the Term, to continuously, actively and diligently keep, operate and maintain the Premises, as would a careful and prudent owner, in a good and reasonable state of repair as determined by the Landlord, and consistent with the general standards of first-class office buildings in the vicinity of the Building, and promptly make, using first quality new material, all needed repairs to the Premises including all Leasehold Improvements and all trade fixtures therein and all glass therein other than glass portions of exterior walls thereof, but with the exception of structural members or elements of the Premises and defects in construction performed by or installations made by the
            Landlord:

     (b) that the Landlord may enter and view the state of repair, and that the Tenant will repair according to notice in writing, but failure to give notice shall not relieve the Tenant from its obligation contained in this Section 8.02;

     (c) that notwithstanding any other terms, conditions and covenants contained in this Lease, if any part of the Building including without limitation the systems for interior climate control and for the provision of utilities or any equipment, machinery, facilities or improvements contained therein or made thereto require, repair, replacement or alteration or become damaged or destroyed through the negligence, misuse, fault, carelessness, neglect, omission, misconduct or default of the Tenant or its employees, or those for whom it is in law responsible, the expense of repairs or replacements thereto, necessitated thereby, shall be reimbursed to the Landlord promptly upon demand, (plus a sum equal to fi-fteen percent (15Z) of the cost thereof representing -cxie Landoeordx -o@head), shall be paid to the Landlord as Additional Rent on demand save in respect of Insured -Damage.

8.03        Surrender of the Premises

            At the expiration or sooner termination of the Term, the Tenant shall at its expense peaceably surrender and yield up vacant possession of the Premises to Landlord in as good condition and repair as Tenant is required to maintain the Premises throughout the Term, surrender all keys for the Premises to Landlord at the place then fixed for the payment of Basic Rent and inform Landlord of all combinations of all locks, safes and vaults of any kind in the Premises. If the Premises are not surrendered at the time and in the manner set out in this Section 8.03, Tenant shall promptly indemnify and hold harmless Landlord from and against any and all Claims resulting from the delay by Tenant in so surrendering the Premises, including, without limitation, any Claims made by any succeeding tenant or occupant founded on such delay. Tenant's obligation to observe and perform the provisions of this Section 8.03 shall survive the expiration or earlier termination of this Lease.

8.04        Abatement and Termination

            It is agreed between the Landlord and the Tenant that:

            (a) in the event of damage to the Premises or to the Building or to other portions of the Lands affecting access or services essential to the Premises, and if the damage is such that the Premises or any substantial part thereof is rendered not reasonably capable of use and occupancy by the Tenant for the purposes of its business for any one period of time in excess of ten (10) days, then

                 (i) unless the damage was caused by the fault or negligence of the Tenant or its employees, agents, invitees or others under its control, from the occurrence of the damage and until the Premises are again reasonably capable of use and occupancy as aforesaid, Rent shall abate in proportion to the part or parts of the Premises not reasonably capable of such use and occupancy, and

                 (ii) unless this Lease is terminated as hereinafter provided, the Landlord or the Tenant, as the case may be (according to the nature of the damage and their respective obligations to repair as provided in
                        Article VIII of this Lease) shall repair such damage with all reasonable diligence, but to the extent that any part of the Premises is not reasonably capable of such use and occupancy by reason of damage which the Tenant is obligated to repair hereunder, any abatement of Rent to which the Tenant is otherwise entitled hereunder shall not extend later than the time by which, in the reasonable opinion of the Landlord, repairs by the Tenant ought to have been completed with reasonable diligence; and

            (b)         if

                 (i)    the Premises; or

                 (ii) premises whether of the Tenant or other tenants of the Building comprising in the aggregate half or more of the Net Area of the Building; or

                 (iii) portions of the Lands which effect access or services essential thereto;

            are substantially damaged or destroyed by any cause other than by reason of the act of omission of the Tenant. To the extent that in the reasonable opinion of the Landlord the damage cannot be repaired within one hundred and eighty (180) days after the occurrence of the damage or destruction, the Landlord may at its option, exercisable by written notice to the Tenant given within thirty (30) days of the occurrence of such damage or destruction, terminate this Lease, in which event neither-the Landlord nor the Tenant shall be bound to repair as provided in this Article VIII, and the Tenant shall instead deliver up possession of the Premises to the Landlord with reasonable expedition, but in any event within sixty (60) days after delivery of such notice of termination, and Rent shall be apportioned and paid +'o the date upon which possession is so delivered up but subject to any abatement to which the Tenant may 'Se entitled under Section 8.04
            (a) of this Lease), but otherwise the Landlord and Tenant shall repair according to their respective obligations.


                                   ARTICLE IX

                                      TAXES

9.01        Taxes Payable by Landlord

            The Landlord covenants with the Tenant to pay all Taxes which are imposed against the Lands or Building or any part thereof promptly when due to the taxing authority or authorities having jurisdiction. However the Landlord may defer payment of any Taxes, or defer compliance with any statute, law, by-law, regulation or ordinance in connection with the levying of any Taxes in each case to the fullest extent permitted by law, so long as it diligently prosecutes any contest or appeal of any Taxes.

9.02        Taxes Payable by Tenant

            The Tenant covenants with the Landlord:

     (a) to pay promptly when due to the taxing authority or authorities having jurisdiction all Business Taxes, including licence fees; and

     (b) to pay promptly to the relevant taxing authority when due and when requested deliver to the Landlord receipts for payments of all taxes, rates, duties, charges, levies and assessments whatsoever charged in respect of the facilities, Leasehold Improvements, Trade Fixtures and all furniture and equipment made, owned or installed by or on behalf of the Tenant in the Premises or on account of its ownership of or interest in any of them; and

     (c) for each Rental Year the Tenant's Proportionate Share of all Taxes charged for the Lands and Building which do not relate to rentable areas.

 9.03           Postponement of Payment of Taxes

                The Landlord may postpone payment of any Taxes payable by it pursuant to the Lease to the extent permitted by law and if prosecuting in good faith any appeal against the imposition thereof.

 9.04           Landlord's Determination

                For all purposes of this Article IX, where the determination of any Taxes depends upon an assessment or an apportionment of an assessment which has not been made by the taxing authority or authorities having jurisdiction, the Landlord acting reasonably may determine the same, and any determination so made by the Landlord shall be binding upon the Tenant.

 9.05            Tenant's Responsibility

                 The Tenant will:

         (a) on the Landlord's request, promptly deliver to the Landlord,

                 (i) receipts for payment of all Business Taxes payable by the Tenant;

                 (ii) notices of any assessments for Taxes or Business Taxes or other assessments received by the Tenant that relate to the Premises or the Building; and

             (iii) whatever other information relating to Taxes and Business Taxes the Landlord reasonably requests from time to time.


                                    ARTICLE X

                           ASSIGNMENT AND SUBLETTING

10.01            Consent Required

        (a) In this Article "Transfer" means, (i) an assignment, a sublease, a mortgage, charge or debenture (floating or otherwise) or other encumbrance of this Lease or the Premises or any part of them, (ii) a parting with or sharing of possession of all or part of the Premises, and (iii) a transfer or issue by sale, assignment, bequest, inheritance, operation of law or other disposition, or by subscription of all or part of the corporate shares of the Tenant or an "affiliate" (as the term is defined on the date of this Lease under the Canada Business Corporations Act) of the Tenant which results in a change in the effective voting control of the Tenant. In this Article "Transferor" and "Transferee' have meanings corresponding to the definition of "Transfer" set out above, (it being nderstood that for a Transfer described in clause (iii) Mthe Transferor is the Person that has effective voting control before the Transfer and the Transferee is the Person that has effective voting control after the Transfer.)

       -(b, The Tenant will not effect or permit a Transfer without the consent of the Landlord wfiich consent will not be unreasonably withheld. The Tenant will not assign, sublet or part with all or any portion of the demised premises to an existing tenant or subtenant in the lands and buildings known as Mississauga Executive Centre, Mississauga, Ontario. In deciding whether to give its consent to a Transfer, the Landlord may refuse to give its consent if:

                  (i) covenants, restrictions or commitments given by the Landlord to other tenants in the Building or to the Mortgagees, or other parties regardless of when given, prevent or inhibit,the Landlord from giving its consent to the Transfer;

                  (ii) the Transferee, (1) does not have a history of successful business operation in the business to be conducted in the Premises, (2) does not have a good credit rating and a substantial net worth, or (3)is not able to finance the Trartsferee's acquisition of its interest in the Premises and its operations in the Premises without a material risk of defaulting under this Lease and in a manner that will enable the Transferee to carry on business successfully in the Premises throughout the Term;

                  (iii) there is a history of defaults under commercial leases by the Transferee, or by companies or partnerships that the Transferee was a principal shareholder of or partner in at the time of the defaults;

                  (iv) the Transfer is a mortgage, charge, debenture (floating or otherwise) of, or in respect of, this Lease or the Premises or any part of them.

                Without limitation, the Tenant shall for purposes of this
Article X be considered to Transfer in any case where it permits the Premises or any portion thereof to be occupied by persons other that the Tenant, its employees and others engaged in carrying on the business of the Tenant, and shall also include any case where any of the foregoing occurs by operation of law. The Tenant shall also be considered to assign or sublet if the Tenant is a corporation of which this Lease is, in the reasonable opinion of the Landlord, a material asset or a material liability, and control of such corporation changes, and the Tenant (if a corporation) covenants to notify the Landlord of any proposed change of control.

10.02           Conditions of Consent

                The Tenant shall not Transfer this Lease or the whole or qla-fl part of the Premises unless it shall have received a bona fide yrDltten offer to take an assignment or sublease, and it shall have first requested and obtained the consent in writing of the Landlord thereto. Any request for such consent shall be in writing and accompanied by a copy of such offer, and the Tenant shall furnish to the Landlord all information available to the Tenant and requested by the Landlord as to the responsibility, reputation, financial standing and business of the proposed Transferee. Within fifteen (15) days after the receipt by the Landlord of such request for consent and of all information which the Landlord shall have requested hereunder the Landlord shall have the right upon written notice to the Tenant, if the request is to assign this Lease or sublet the whole of the Premises, to cancel and terminate this Lease, or if the request is to sublet a part of the Premises only, to cancel and terminate this Lease with respect to such part, in each case as of a termination date to be stipulated in the notice 3f termination which shall be not less than sixty (60) days or more than ninety (90) days following the receipt by the Landlord of such request for consent, and in such event the Tenant shall surrender the whole or part as the case may be of the Premises in accordance with such notice and Rent shall be apportioned and paid to the date of surrender and if a part only of the Premises is surrendered, Rent payable under Section
4.02 and 4.05 shall thereafter abate proportionately. The foregoing shall be subject to the exception that the Tenant may, by notice delivered to the Landlord within fourteen (14) days after receipt from the Landlord of a notice of termination pursuant to the provisions of this Section 10.02, elect to continue this Lease as to all of the Premises and not to assign or sublet, in which event the notice of termination shall be void.

10.03          Assignment Effective

               No assignment of the Lease shall be effective unless the Transferee shall execute an appropriate instrument directly with the Landlord assuming, as to the assigned premises, all the obligations of the Tenant hereunder.

10.04          No Release

               No assignment or subletting of this Lease shall release the Tenant from its obligations under this Lease.

10.05          No Advertising

               The Tenant shall not advertise the Premises, or any part of the Premises, as being available for assignment or subletting unless the written permission of the Landlord first having been obtained. In no event shall any such advertising contain details of the amount of the Rent or other sums payable by the Tenant in terms of this Lease.

10.06          Tenant's Obligation to Lease

               In the event that this Lease is disaffirmed, disclaimed or terminated by any trustee in bankruptcy of a Transferee, the original Tenant named in this Lease will be deemed upon notice by the Landlord given within thirty (30) days of such disaffirmation, disclaimer, or termination to have entered into a lease with the Landlord containing the same terms and conditions as in this Lease with the exception of the Term which shall expire on the date on which this Lease would have expired had such disaffirmation, disclaimer or termination not occurred.

10.07      Publicly Traded Companies

           Section 10.01 does not apply to a Transfer which occurs when the Tenant is a corporation whose shares are traded and listed on a stock exchange in Canada or the United States or is a subsidiary of such a corporation.


                                   ARTICLE XI

                    TRADE FIXTURES AND LEASEHOLD IMPROVEMENTS

11.01      Alterations and Installations

           The Tenant will not make, erect, install or alter any Leasehold Improvements or Trade Fixtures in the Premises ("Premises Work") without the Landlord's prior written approval. The Landlord shall not unreasonably withhold its approval to any such request, but approval will not be unreasonably withheld, if the Tenant complies with the design criteria established by the Landlord from time to time for the Building. The Tenant's request for any approval hereunder shall be in writing and accompanied by an dequate description of the contemplated work and, where Xppropriate, working drawings and specifications thereof. Any out of pocket expense incurred by the Landlord in connection with any such request for approval shall be deemed incurred by way of an Additional Service. All work to be performed in the Premises shall be performed by competent contractors and subcontractors of whom the )Landlord shall have approved (such approval not to be unreasonably withheld, but provided that the Landlord may require that the Landlord's contractors and subcontractors be engaged for any mechanical or electrical work) and by workmen whose labour union affiliations are compatible with those of workmen employed in the Building by the Landlord and its contractors and subcontractors.
All such work shall be subject to inspection by and the reasonable supervision of the Landlord as an Additional Service at a fee of ive (5Z) percent of the total construction cost thereof and shall be performed in accordance with any reasonable conditions or regulations imposed by the Landlord and shall be completed in a good and workmanlike manner in accordance with the description of the work approved by the Landlord.

11.02     Construction Liens

          In connection with the making, erection, installation or alteration of Leasehold Improvements and Trade Fixtures and all and other work or installations made by and for the Tenant on the Premises, the Tenant shall comply with all the provisions of the Construction Lien Act and other statutes from time to time applicable thereto and except as to any holdback permitted by law shall promptly pay all accounts relating thereto. The Tenant will not create any mortgage, conditional sale agreement or other encumbrance in respect of its Leasehold Improvements or Trade Fixtures or permit any such mortgage, conditional sale agreement or other encumbrance including any lien to attach to the Premises, or to the Lands or Building or any part thereof and the Tenant shall within twenty (20) days after receipt of notice of registration of any such encumbrance or lien procure the discharge of any such liens or encumbrances failing which the Landlord may make such payments as may be required to secure the discharge, which payments shall be reimbursed by the Tenant, and the Landlord's right to reimbursement shall not be affected or impaired if the Tenant shall then or subsequently establish or claim that any lien or encumbrance so discharged was without merit or excessive or subject to any abatement, set-off or defence.

11.03    Landlord's Property

         All Leasehold Improvements in or upon the Premises shall immediately upon their placement be and become the Landlord's property without compensation therefor to the Tenant and shall become part of the Premises. Except to the extent otherwise expressly agreed by the Landlord in writing, no Leasehold Improvements, Trade Fixtures, furniture or equipment shall be removed by the Tenant from the Premises either during or at the expiration or sooner termination of the Term except that (1) the

Tenant may at the end of the Term remove its Trade Fixtures; (2) the Tenant shall at the end of the Term remove such of its Leasehold Improvements and Trade Fixtures as the Landlord shall require to be removed, and (3) the Tenant may remove its furniture and equipment at the end of the Term, and also during the Term in the usual and normal course of its business. The Tenant shall, in the case of every removal either during or at the end of the Term, make good any damage caused to the Premises by the installation and removal.


                                   ARTICLE XII

                                    INSURANCE

12.01      Landlord's Insurance

           The Landlord shall insure the Building. The insurance to be maintained by the Landlord shall be in respect of perils and in amounts and on terms and conditions which from time to time are insurable at a reasonable premium and which are normally insured by reasonably prudent owners of properties similar to the Building, as from time to time determined at reasonable intervals (but which need not be determined more often than annually and shall not be determined less often than every three years) by insurance advisors selected by the Landlord, and whose written opinion shall be conclusive. Unless and until the insurance advisors shall state that any such perils are not customarily insured against by owners of properties similar to the Building, and located in the vicinity of the Building, the perils to be insured against by the Landlord shall include, without limitation, public liability, boilers and machinery, fire and extended perils and losses suffered by the Landlord in its capacity as Landlord through business interruptions but shall not include any Leasehold Improvements in the Building. The Tenant shall be entitled at reasonable times upon reasonable notice to the Landlord to inspect copies of the relevant portions of all policies of insurance in effect and a copy of any relevant opinions of the Landlord's insurance advisors.

12.02     Insurance Risks

          The Tenant covenants not to do, omit or do-or permit to be done or omitted to be done upon the Premises anything which would cause the Landlord's cost of insurance (whether fire or liability) covering the Lands and the Building to be increased or which shall cause any policy of insurance covering the Lands and the Building to be subject to cancellation. Should any such policy be subject to cancellation by reason of the Tenant's use or occupation of the Premises, the Landlord shall be entitled to terminate this Lease forthwith by leaving notice thereof on the Premises. If there is any increase in premiums for the insurance carried from time to time by the Landlord with respect to the Lands and/or the Building, the Tenant shall pay any such increases as Additional Rent forthwith after invoices for such additional premiums are rendered by the Landlord. In determining whether increased premiums are caused by or result from the use or occupancy of the Premises, a schedule issued by the organization computing the insurance rates for the Lands and/or Buildings showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate.

12.03    Tenant's Insurance

   (a) The Tenant shall take out comprehensive insurance of the type commonly called general public liability which shall include coverage for personal injury, blanket contractual liability, tenants legal liability, non-owned automobile liability, bodily injury, broad form property damage, death and property damage all on an occurrence basis with respect to the business carried on, in or from the Premises and in, on or from any other part of the Building, with coverage for any one occurrence or claim of not less that $3,000,000 or such other amount as the Landlord may reasonably require upon not less than one
         (1) month's notice atlany time during the Term. which insurance shall include the Landlord as a named Insured and shall protect the Landlord in respect of c i aims Dy lane Tenant as if the Landlord were separately insured and shall contain cross liability clauses;

   (b) The Tenant shall purchase and maintain insurance on the Tenant's Trade Fixtures and the furniture and equipment of the Tenant and all Leasehold Improvements of the Tenant. Such insurance will also cover all property of others which the Tenant has assumed responsibility for.

         This coverage shall be written on an All Risk blanket basis for not less than eighty (80Z) percent of the full replacement cost. The Landlord be named as a named insured with respect to Leasehold Improvements and provided that any proceeds recoverable in the event of loss to Leasehold Improvements shall be payable to the Landlord (but the Landlord agrees to make available such proceeds toward the repair or replacement of the insured property if this Lease is not terminated pursuant to any other provision hereto);

    (c) The Tenant shall take out insurance against such other perils and in such amount as the Landlord may from time to time reasonably require upon not less than ninety (90) days written notice such requirements to be made on the basis that the required insurance is customary at the time for prudent tenants of properties similar to the Building in the vicinity of the Building.

12.04    Terms of Insurance

         All insurance required to be maintained by the Tenant hereunder shall be on terms and with insurers to which the Landlord has no reasonable objection. Each policy shall contain a waiver by the insurer of any rights of subrogation or indemnity or any other claim to which the insurer might otherwise be entitled against the Landlord or the agents or employees of the Landlord and shall also contain an undertaking by the insurer that no material change adverse to the Landlord or the Tenant will be made, and the policy will not lapse or be cancelled except after not less than thirty 30) days written notice to the Landlord of the intended change, @apse or cancellation. The Tenant shall furnish to the Landlord, if and whenever requested by it, certificates or other evidences acceptable to the Landlord as to the insurance from time to time effected by the Tenant and its renewal or continuation in force together with evidence as to the method of determination of full replacement cost of the Tenant's Leasehold Improvements, Trade Fixtures, furniture and equipment and if the Landlord reasonably concludes that the full replacement cost has been underestimated, the Tenant shall forthwith arrange for any consequent increase in coverage required under this Lease, If the Tenant shall fail to take out, renew and keep in force such Insurance, or if the evidence submitted to the Landlord pursuant to the preceding sentence is unacceptable to the Landlord (or no such evidence is submitted within a reasonable period after request therefor by the Landlord), then the Landlord may give to the Tenant written notice requiring compliance with this Article XII and specifying the respects in which the Tenant is not then in compliance with this Article. If the Tenant does not within seventy-two (72) hours (or such lesser period as the Landlord may reasonably require having regard to the urgency of the situation) provide appropriate evidence of compliance with this Article XII, the Landlord may (but shall not be obliged to) obtain some or all of the additional coverage or other insurance which the Tenant shall have failed to obtain without prejudice to any other rights of the Landlord under this Lease or otherwise, and the Tenant shall pay all premiums and other expenses incurred by the Landlord in that connection as Additional Rent pursuant to Section 4.05 of this Lease.


                                  ARTICLE XIII

                                    LIABILITY

13.01     Landlord's-Liability

          The Tenant agrees that the Landlord shall not be liable for any bodily injury or death of, or loss or damage to any property belonging to, the Tenant or its employees, invitees or licensees or any other persons in, or about the Building and without limiting the foregoing the Landlord shall not be liable for any damage which is caused by steam, water, rain, or snow which may leak into, issue or flow from part of the Building or from the pipes or plumbing works thereof, or from any other place or quarter or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring, unless resulting from the negligence of the Landlord, and in no event shall the Landlord be liable;

     (a) for any damage caused by anything done or omitted to be done by any other tenant;

     (b) for any act or omission (including theft, malfeasance or negligence) on the part of any agent, contractor or person from time to time employed by it to perform janitor services, security services, supervision or any other work in or about the Premises or the Building; or

     (c) for loss or damage, however caused, to money securities, negotiable instruments, papers or other valuables of the Tenant; and

13.02      Failure to SuT)ply Building Services

           The Landlord shall have no responsibility or liability for the failure to supply any Building Services when prevented from doing so by strikes, the necessity of repair, any order or regulation of any body having jurisdiction, the failure of the supply of any utility required for the operation thereof or any other cause beyond the Landlord's reasonable control.

13.03      Release of Tenant

           The Landlord releases the Tenant from all claims or liabilities in respect of any damage which is Insured Damage, to the extent of the cost of repairing such damage, but not from injury, loss or damage which arises therefrom where the Tenant is negligent or otherwise at fault.

13.04      Tenant's Indemnification of Landlord

           Except as provided in Section 13.03, the Tenant agrees to indemnify and save harmless the Landlord in respect of all claims for bodily injury or death, property damage or other loss or damage arising from the conduct of any work by or any act or omission of he Tenant or any assignee, subtenant, agent, employee, contractor, tnvitee or licensee of the Tenant, and in respect of all costs, expenses and liabilities incurred by the Landlord in connection with or arising out of all such claims, including the expenses of any action or proceeding pertaining thereto, and in respect of any loss, cost, expense or damage suffered or incurred by the Landlord arising from any breach by the Tenant of any of its covenants and obligations under this Lease; and this indemnity shall survive the expiry or earlier termination of this Lease, in respect of any of the foregoing circumstances arising during the Term.

13.05     Notification of Landlord

          The Tenant shall notify the Landlord promptly and in writing of any accident or damage to or defect in the Premises, the Lands, the Building, or any part thereof.


                                   ARTICLE XIV

                   SUBORDINATION, ATTORNMENT AND CERTIFICATES

14.01     Subordination

          The Tenant agrees that this Lease and all the rights of the Tenant hereunder are subject and subordinate to all mortgages now or hereafter existing (including deeds of trust and all instrument supplemental thereto) which may now or hereafter affect the Lands and the Building and to all renewals, modifications, consolidations, replacements and extensions thereof and the Tenant whenever requested by any mortgagee or by the Landlord shall attorn to such Mortgagee as a tenant upon all the terms of this Lease. The Tenant agrees to execute promptly whenever requested by the Landlord or by such Mortgagee an instrument of subordination or attorrunent, as the case may be, as may be required of it; and

14.02    Execution of Certificates

         The Tenant shall promptly whenever requested by the Landlord from time to time execute and deliver to the Landlord and if required by the Landlord, to any Mortgagee designated by the Landlord a certificate in writing as to the then status of this Lease, including as to whether it is in full force and effect, is modified or unmodified, confirming the rental payable hereunder and the state of the accounts between Landlord and Tenant, the existence or non-existence of defaults, and any other matters pertaining to this Lease as to which the Landlord shall request a certificate.

14.03    Non-Disturbance Agreements

         The Landlord agrees to use its reasonable, best efforts to provide to the Tenant an acknowledgement of non-disturbance from every Mortgagee to which this Lease has been subordinated upon a specific request therefore being made by the Tenant.

                                   ARTICLE XV

                      ACCESS, FIRE DRILLS AND FORGE MAJEURE

15.01      Access of Landlord to Premises

           The Landlord shall be permitted at any time and from time to time to enter and to have its authorized agents, employees and contractors enter the Premises for the purposes of inspection, window cleaning, maintenance, providing janitor service, making repairs, alterations or improvements to the Premises or the Building or to have access to utilities and services and the Tenant shall provide free and unhampered access for the purpose, and shall not be entitled to compensation for any inconvenience, nuisance or discomfort caused thereby, but the Landlord in exercising its rights hereunder shall proceed so as to minimize interference with the Tenant. The Landlord and its authorized agents and employees shall be permitted entry to the Premises during the last six (6) months of the Term during normal business hours for the purpose of exhibiting them to prospective tenants.

15.02      Fire and Safety Drills

           The Tenant acknowledges that it may be or become desirable or necessary for the Landlord to organize and co-ordinate arrangements within the Building for the safety of all tenants and occupants in the event of fire or similar event, and the Tenant, it employees, servants, agents, and invitees shall co-operate and anticipate in any fire drill, evacuation drill, and similar @xercise as may be arranged or organized by the Landlord from time to time, and agrees to hold the Landlord harmless from any personal or material loss, damage or injury arising therefrom.

15.03     Force Majeure

          Except as herein otherwise expressly provided, if and whenever and to the extent that either the Landlord or the Tenant shall be prevented, delayed or restricted in the fulfillment of any obligation hereunder in respect of the supply or provision of any service or utility, the making of any repair, the doing of any work or any other thing (other than the payment of Rent or other moneys due) by reason of strikes or work stoppages, or being unable to obtain any material, service, utility or labour required to fulfil such obligation or by reason of any statute, law or regulation or inability to obtain any permission from any governmental authority having lawful jurisdiction preventing, delaying or restricting such fulfillment, or by reason of other unavoidable occurrence, the time for fulfillment of such obligation shall be extended during the period in which such circumstance operates to prevent, delay or restrict the fulfillment thereof, and the other party to this Lease shall not be entitled to compensation for any inconvenience, nuisance or discomfort thereby occasioned and the Lease shall remain in full force and effect, but nevertheless the Landlord will use its best efforts to maintain services essential to the use and enjoyment of the Premises.


                             ARTICLE XVI

             REMEDIES OF LANDLORD ON TENANTS DEFAULT

16.01    Landlord's Remedies

         The Landlord shall:

    (a) have the right at all times to remedy or attempt to remedy any default of the Tenant, and in so doing may make any payments due or alleged to be due by the Tenant to third parties and may enter upon the Premises upon reasonable notice to do any work or other things therein, and in such event all expenses of the Landlord in remedying or attempting to remedy such default shall be payable by the Tenant to the Landlord as Additional Rent forthwith upon demand; and

   (b) have the same rights and remedies in the event of any non-payment by the Tenant of any amounts payable by the Tenant under any provision of this Lease as the Landlord would have in the case of a non-payment of Basic Rent; and

       (c) if the Tenant fails to pay any Basic Rent, Additional Rent or other amount from time to time payable by it to the Landlord hereunder promptly when due, the Landlord shall he entitled, if it shall demand it, to interest thereon at a rate three percent (3%) per annum in excess of the minimum lending rate to prime commercial borrowers from time to time current at The Toronto-Dominion Bank in Ontario from the date upon which the same was due until actual payment thereof.

16.02       Non-compliance by Tenant

            The Landlord may from time to time resort to any or all of the rights and remedies available to it under this Lease or arising from statute or general law in the event of any default hereunder by the Tenant or improper compliance or non-compliance with any obligation arising under any provision of this Lease, all of which rights and remedies are intended to be cumulative and not alternative, and the express provisions hereunder as to certain rights and remedies are not to be interpreted as excluding any other or additional rights and remedies available to the Landlord by statute or the general law.

16.03       Landlord's Re-entry

            It is expressly agreed by the Tenant that if and whenever the Basic Rent or Additional Rent hereby reserved or other moneys payable by the Tenant or any part thereof shall not be paid within five (5) days of the day appointed for payment thereof, whether @lawfully demanded or not, or if the Tenant shall breach or fail to observe and perform any of the covenants, agreements, provisoes, conditions, rules or regulation and other obligations on the part of the Tenant to be kept, observed or performed hereunder or if any policy on the Building or any part thereof is cancelled or about to be cancelled by the insurer by reason of the use or occupation of the Premises, then and in every such case it shall be lawful for the Landlord to enter into and upon the Premises or any part thereof in the name of the whole and to have again, repossess and enjoy the Premises as of its former state, without terminating this Lease, anything in this Lease contained to the contrary notwithstanding.

16.04     Termination

          If and whenever the Landlord becomes entitled to re-enter the Premises under any provision of this Lease the Landlord, in addition to all other rights and remedies shall have the right to terminate this Lease forthwith by leaving on the Premises notice in writing of such termination. Upon such termination, Rent and other payments due under this Lease shall be computed, apportioned and paid in full to the date of such termination and the Tenant shall immediately deliver up possession of tne Premises to the Landlord.

16.05     Reletting Premises

          Whenever the Landlord becomes entitled to re-enter the Premises under any provision of this Lease the Landlord, in addition to all other rights it may have, shall have the right as agent of the Tenant to enter the Premises azid re-let them and to receive the rent therefor and as the agent of the Tenant to take possession of any furniture or other property thereon and to sell the same at public or private sale without lotice and to apply the proceeds thereof and any rent derived from re-letting the Premises upon account of the Rent due and to become due under this Lease and the Tenant shall be liable to the Landlord for the deficiency if any. If the Landlord adopts this course of action, the Tenant shall be liable for and the Landlord may recover the expenses of re-letting the Premises, including but riot limited to the cost of recovering possession of the Premises, expenses of re-letting, including real estate commission, cost of renovations and legal fees.

16.06     Waiver of Distress

          The Tenant waii;.es and renounces the benefit of any present or future statute taking away or limiting the Landlord's right of distress, and covenants and agrees that notwithstanding any such statute none of the goods and chattels of the Tenant on the Premises at any time during the Term shall be exempt from levy by distress for rent in arrears

                                  ARTICLE XVII

                ABANDONMENT OF PREMISES AND BANKRUPTCY OF TENANT

17.01 If the Premises shall be vacated or abandoned, or remain unoccupied for fifteen (15) days or more while capable of being occupied, or if any of the goods and chattels of the Tenant shall at anytime be seized in execution or attachment, or if the Tenant shall make any assignment for the benefit of creditors or any bulk sale, become bankrupt or insolvent or take the benefit of any statute now or hereafter in force for bankrupt or insolvent debtors or (if a corporation) shall take any steps or suffer any order to be made for its winding-up or other termination of its corporate existence, then in addition to the payment by the Tenant of Basic Rent and Additional Rent and other payments for which the Tenant is liable under this Lease, Bqsic Rent and Additional Rent for the current month and the rext ensuing three (3) months' shall immediately become due and oe paid by the Tenant. In addition, if any of the above-mentioned eventualities should occur the Landlord shall have the right to terminate this Lease by leaving notice of such termination on the Premises.



                                  ARTICLE XVIII

                                     NOTICES

@8.01           Any notice required or contemplated by any provision of this
Lease shall be given in writing, and if to the Landlord, either a.plivered to an executive officer of the Landlord or mailed by prepaid registered mail addressed to the Landlord at Four Robert Speck Parkway, Suite 1600, Mississauga, Ontario, L4Z 1S1 and if to thA Tenant delivered to the Tenant personally (or to a partner or officer of the Tenant if the Tenant is a firm or corporation) or mailed by prepaid registered mail addressed to the Tenant at the Premises, Every such notice shall be deemed to have been given when delivered or, if mailed as aforesaid, on the fourth business day next following the date of mailing. The Landlord may-from time to time, by notice in writing to the Tenant, designate another address in Canada as the address to which notices are to be mailed to it.



                                   ARTICLE XIX

                                   OVERHOLDING

19.01 The Tenant shall, not less than six months before the expiration of the Term of this Lease, give to the Landlord notice in writing of its intention to vacate the Premises at the end of the Term. If no such notice is given, the Landlord shall assume that the Tenant intends to vacate the Premises at the expiration of the term of this Lease.

                If the Tenant has not given notice of its intentions to vacate six months before the expiration of the Term, and shall continue to occupy all or part of the Premises after the expiration of this Lease without the consent of the Landlord, and without any further written agreement, then the Tenant shall be deemed to be overholding without any right to do so and the Landlord may take immediate action to recover possession of the Premises and it will be lawful for the Landlord to enter into and upon the Premises or any part thereof, in the name of the whole and to have again, repossess and enjoy the Premises as of its former state, anything in the Landlord and Tenant Act SRO 1990 or any other statute or in this Lease contain to the contrary notwithstanding.

                If the Tenant remains in possession of all or any part of the Premises after the expiry of the Term with the consent of the Landlord and without any further written agreement, or without the consent of the Landlord, there shall be no deemed renewal or extension of this Lease and, despite any statutory provision or legal presumption to the contrary, the Tenant shall be deemed conclusively to be occupying the Premises as a monthly Tenant at will if the Landlord consents to the Tenant remaining in possession or as a Tenant at will if the Landlord did not consent to the Tenant remaining in possession, in either case, on the same terms as set forth in this Lease including the payment of all additional rents and percentage rents if applicable, so far as such terms would be applicable to a monthly tenancy except that the monthly basic minimum rent shall be equal to one sixth (1/6th) of the annual rent payable during the last year of this Lease; one sixth (1/6th) of the amount of Additional Rents and charges payable for the last year of this Lease and one sixth (116th) of the annual Percentage Rent if any payable for the lease year immediately proceeding the last year of this Lease and all, except as to link the tenancy.

                The Tenant shall promptly indemnify and hold harmless the Landlord from and against any and all claims incurred by the Landlord as a result of the Tenant remaining in possession of all or any part of the Premises after the expiry of the Term. The Tenant shall not interpose or raise any counterclaim in any summary or other proceedings based on overholding by the Tenant, and the Landlord shall be entitled to damages from the Tenant if the Landlord suffers as a result of the Tenant's overholding, without setoff.


                                   ARTICLE XX

                                   RELOCATION

20.01 The Landlord may at any time during the Term of this Lease or any extensions thereof, relocate the Tenant to substantially equivalent space (the "New Premises") anywhere within the Building provided that

     (a)   Neither the Net Area nor the Gross Area of the New
           Premises differ substantially from that of the Premises.
           and

     (b) The Landlord improves the New Premises at its expense to a standard of fixturing and finishing that is at least as good as the fixturing and finishing of the Premises, and

     (n) The Landlord minimizes any interruption of the Tenant's business during the relocation and pays reasonable compensation in respect thereof and pays the Tenant's reasonable business costs associated with the relocation, and

     (d) The Tenant shall be given at least 90 days notice of the relocation, and

     (e) For the purposes of this Article XX, the term "Building" shall be deemed to include any building located within the centre of which the Building forms a part.



                                   ARTICLE XXI

                                     WAIVER

21.01 If either the Landlord or the Tenant shall overlook excuse, condone or suffer any default, breach or non-observance by the other of any obligation hereunder, this shall not operate as a waiver of such obligation in respect of any continuing or subsequent default, breach or non-observance, and no such waiver shall be implied but shall only be effective if expressed in writing.




                              ARTICLE XXII

                      EXTENT OF LEASE OBLIGATION

22.01 This Lease and everything herein contained shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, assigns and other legal representatives, as the case may be, of the parties hereto,, subject to the granting of consent by the Landlord to any assignment or sublease, and every reference herein to any party hereto shall include the heirs, executors administrators, successors, assigns and other legal representatives of such party, and where there is more than one tenant or there is a male or female party the provisions hereof shall be read with all grammatical changes thereby rendered necessary and all covenants shall be deemed joint and several.

           IN WITNESS WHEREOF the parties have executed this Lease under seal as of the day and year first above written.



                         SHIPP CORPORATION LIMITED
                         Acting as Manager for the Owner


                         Richard N. Thorlacius
                         President and Chief operating Officer



                         DANNIKTEL INC.




                         signature



                         print name and title

                                   SCHEDULE A
                                   FLOOR PLAN

                                   SCHEDULE B

                                    THE LANDS

                THE MUTUAL GROUP CENTRE - WEST AND CENTRE TOWERS

                       3300 BLOOR STREET WEST - ETOBICOKE


     ALL AND SINGULAR that certain parcel or tract of land and premises situate, lying and being in the City of Etobicoke in the Municipality of Metropolitan Toronto and Province of Ontario and being composed of the whole of Lots, 46, 47, 48, 49, 50, 51, 52, 53, 54, 55, 61, 62, 63, 64, 65,
     66, 67, 68, 69, 70 and 71 and parts of Lots 57, 58, 59, 60 as shown on Plan 1922 registered in the Land Registry Office for the Registry Division of Toronto Boroughs (No. 64).




                                   SCHEDULE C

                              RULES AND REGULATIONS


1. The Tenant shall not permit any cooking in the Premises without the written consent of the Landlord.

2. The sidewalks, entries, passages, elevators and staircases shall not be obstructed or used by the Tenant, his agents, servants, contractors, invitees or employees for any purpose other than ingress to and egress from the Premises. The Landlord reserves entire control of all parts of the Building employed for the common benefit of the tenants and without restricting the generality of the foregoing, the sidewalks, entries, corridors and passages not within the Premises, washrooms, lavatories, air-conditioning closets, fan rooms, janitor's closets, electrical closets and other closets, stairs, elevator shafts, flues, stacks, pipe shafts and ducts and shall have the right to place such signs and appliances therein as it may deem advisable, provided that ingress to and egress from the Premises is not unduly impaired thereby.

3. The Tenant, his agents, servants, contractors, invitees or employees, shall not bring in or take out, position, construct, install or move any safe, business machine or other heavy office equipment without first obtaining the consent in writing of the Landlord. In giving such consent, the Landlord shall have the right in its sole discretion, to prescribe the weight permitted and the position thereof, and the use and design of planks, skids or platforms to distribute the weight thereof. All damage done to the Building by moving or using any such heavy equipment or other office equipment or furniture shall be repaired at the expense of the Tenant. The moving of all heavy equipment or other office equipment or furniture shall occur only between 6:00 p.m. and the following 8:00 a.m. or any. other time consented to by the Landlord, and the persons employed to move the same in and out of the Building must be acceptable to the Landlord. Safes and other heavy office equipment will be moved through the halls and corridors only upon steel bearing plates. No freight or bulky matter of any description will be received into the Building or carried in the elevators, except during hours approved by the Landlord.

4. All persons entering and leaving the Building at any time other than during normal business hours shall register in the books kept by the Landlord at or near the night entrance and the Landlord will have the right to prevent any person from entering or leaving the Building unless provided with a key and access card to the Premises to which such persons seek entrance or a pass in a form to be approved by the Landlord. Any persons found in the Building at such times without such keys or passes will be subject to the surveillance of the employees and agents of the Landlord. The Landlord shall be under no responsibility for failure to enforce this rule.

5. The Tenant shall not place or cause to be placed any additional locks upon any doors of the Premises without the approval of the Landlord and subject to any conditions imposed by the Landlord. Additional keys may be obtained from the Landlord at the cost of the Tenant.

6. The water closets and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein. Any damage resulting by misuse shall be borne by the Tenant by whom or by whose agents, servants, or employees the same is caused. Tenants shall not let the water run unless it is in actual use, and shall not deface or mark any part of the Building, or drive nails, spikes, hooks, or screws into the walls or woodwork of the Building.

7. No one shall use the Premises for sleeping apartments or residential purposes, or for the storage of personal effects or articles other than those required for business purposes.

8. The Tenant shall permit window cleaners to clean the windows of the Premises during normal business hours.

9.   Canvassing, soliciting and peddling in the Building are prohibited.

10. Any hand trucks, carryalls or similar appliances used in the Building shall be equipped with rubber tires, sideguards and such other safeguards as the Landlord shall require.

11. No animals or birds shall be brought into the Building 77 without the express written consent of the Landlord.

12. Subject to the provisions of the Lease, the Tenant shall not install or permit the installation or use of any machine dispensing goods for sale in the Premises or the Building or permit the delivery of any food or beverage to the Premises without the approval of the Landlord or in contravention of any regulations fixed or to be fixed by the Landlord. Only persons authorized by the Landlord shall be permitted to deliver or to use the elevators in the Building for the purpose of delivering food or beverages to the Premises.

13. The Tenant acknowledges, and will so inform all of their employees, that all of the common areas, corridors, washrooms, stair-wells, elevator lobbies and all areas of the parking garage have been designated by the Landlord as no smoking areas and smoking is not permitted.

                                   SCHEDULE D
                            SHIPP CORPORATION LIMITED
                    JANITORIAL AND CLEANING SERVICE SCHEDULE

PART 1 - MAIN ENTRANCE


      Description of Service                                 Interval

      1.    Dust all horizontal services.                     Nightly

      2.    Spot clean all walls, light
            switches and doors.                               Nightly

      3.    Dust mop all hard surface floors
            with treated dust mop.                            Nightly

      4.    Using wet mop, mop entire area.                   Nightly

      5.    Using a high speed machine spray
            buff all tile areas.                              Nightly

      6.    Dust all high reach areas.                        Weekly

      7.    Dust all low reach areas.                         Weekly

      8.    Spot clean all walls, doors, partitions glass,
            kick and push plates, and all other vertical
            surfaces removing fingerprint and smudges,
            paying particular attention to areas around
            light switches, door knobs,
            and door frames.                                  Weekly

      9.    Machine scrub hard surface floor and apply one
            coat of polish.
            Allow to dry then buff.                          Monthly

      10.   Strip and refinish with three coats
            of floor finish.                                 Annually

      11.   Clean both sides of all glass doors.             Nightly

      12.   Spat clean all partition glass.                  Nightly


PART  2 - ELEVATOR LOBBIES & CORRIDORS

      Description of Service                                Interval

      1.    Empty and damp wipe ashtrays and
            waste receptacles.                               Nightly

      2.    Dust all horizontal surfaces.                    Nightly

      3.    Spot clean all horizontal and vertical surfaces
            removing finger-
            prints, smudges, and stains.                     Nightly

      4.    Dust mop all hard surface floors
            with treated dust mop.                           Nightly

      5.    Fully vacuum all carpets and walk
            off mats.                                        Nightly

      6.    Using wet mop, mop entire area.                  Nightly

      7.    Using a high speed machine spray
            buff all tile areas.                             Nightly

      8.    Dust all high reach areas.                       Weekly

      9.    Dust all low reach areas.                        Weekly


                                    1


     Lower Two Flights - Radial Rubber Flooring             Main Lobby to
     Lower Lobby.

     Description of Service                                 Interval

     1.   Dust mop with treated mop.                         Nightly

     2.   Using west mop, mop entire area.                   Nightly

     3.   Scrub floor and apply one coat of
          polish, allow to dry and then buff.               Monthly

     4.   Lay one coat of floor finish.                       3/week

     5.   Strip and refinish with three coats
          of floor finish.                                 Semi-annually


PART 7 - RECEIVING AREA

     Description of Service                                Interv-al

     1.   Dust mop all hard surface floors with
          treated dust mop.                                 Nightly

     2.   Using wet mop, mop entire area.                   Nightly


                                     4


     10.  Spot clean all walls, doors, partitions, glass,
          kick and push plates, and all other vertical
          surfaces removing fingerprints and smudges,
          paying particular attention to areas around
          light switches, door
          knobs, and door frames.                            Weekly

      11. Machine scrub hard surface floor and apply one
          coat of polish.
          Allow to dry then buff.                          Monthly

      12. Strip and refinish with three
          coats of floor finish.                           Annually

      13. Directory board glass to be cleaned,
          exterior only.                                   Nightly

      14. Drinking fountains to be cleaned.                Nightly

      15. Elevator threshold: - a) vacuum                  Nightly
                                b) wash                    Weekly
                                c) spillage                Nightly
                                                      (if required)


PART 3 - ELEVATOR CABS

      Description of Service                                 Interval

      1.  VAT floors will be dust mopped,
          washed and/or spray buffed.                        Nightly

      2.  Carpeted floors will be thoroughly
          vacuumed.                                          Nightly

      3.  Clean and polish elevator bright
          work, walls, and doors.                            Nightly

      4.  Elevator door tracks vacuumed.                     Nightly

      5.  Ceilings of cabs to be vacuumed.                   Monthly


 PART 4 - LEASED PREMISES

        Description of Service                                Interval

        1.  Empty all waste receptacles, empty and damp wipe
            ashtrays, dust all horizontal surfaces with a
            chemically treated cloth. Spot clean all walls,
            light switches, glass doors and frames.            Nightly

        2.  Damp wipe waste baskets.                           Monthly

        3.  Dust all furniture, fixtures, equipment
            and accessories.                                   Nightly

        4.  Dust mop all hard surface floors with
            treated dust mop.                                  Nightly

        5.  Mop all stains and spills especially
            coffee and drink spills from tile floors.          Nightly

        6.  Using a high speed machine spray buff
            and tile areas.                                 Twice/week

        7.  Dust all chair and table legs and rungs,
            baseboards, ledge moldings and other
            low reach areas.                                   Weekly

        8.  Clean and sanitize all telephone.                  Weekly

        9.  Clean and polish all bright metal  work.           Weekly

        10. Dust all surfaces above normal reach
            including sills, ledge molding, shelves,
            door frames, pictures, and vents.                 Monthly

        11. Dust all vertical surfaces (sides of
            desks, tables, chairs, filing cabinets).          Monthly


                                        2


        12. Machine scrub hard surface floors and apply
            one coat of polish. Allow to dry
            then buff.                                        Monthly

        13. Strip and refinish hard surface floors
             with three coats of floor finish.                Annually

        14.  All carpeted traffic lanes will be
             vacuumed and the balance of the carpeted
             areas will be policed.                           Nightly

        15.  Collect and remove all trash.                    Nightly


    COMPUTER VAT

        Description of Service                                Interval

        1.   Empty and damp wipe ashtrays.                    Nightly

        2.   Empty all waste receptacles.                     Nightly

        3.   Dust all horizontal surfaces.                    Nightly

        4.   Dust all low reach areas.                        Weekly

        5.   Dust all high reach areas.                       Weekly

        6.   Clean and sanitize all telephones.               Weekly

        7.   Dust mop all hard surface floors
             with treated dust mop.                           Nightly

        8.   Mop all stains and spills especially
             coffee and drink spills.                         Nightly

        9.   Using a damp mop, mop entire hard
             surface area.                                    Weekly

        10.  Machine scrub hard surface floor and apply
             one coat of polish. Allow to
             dry then buff.                                   Annually


  PART 5 - WASHROOMS

        Description of Services                            Interval

        1.   Clean and sanitize all restroom units
             including; toilets, urinals (including
             undersides), sinks, damp wipe and polish
             mirrors, polish chrome, wipe counters, sweep
             and damp mop floors using a germicidal
             cleaner. Refill all dispensers and empty
             trash                                            Nightly

        2.   Cubicle partitions and doors will be
             spot cleaned                                     Nightly

        3.   Wash all restroom partitions on both
             sides and walls.                                 Monthly

        4.   Machine scrub all hard surface floors
             using mild detergent.                            Monthly

        5.   Dust and clean all return air vents.             Monthly


  PART 6        STAIRS AND LANDINGS

        Description of Service                                Interval

        1.   Police stairs for litter.                        Nightly

        2.   Dust mop and clean stairs.                       Weekly

        3.   Wet mop and clean stairs.                        Weekly

                                   SCHEDULE E

                        TENANTTS RIGHT TO EXTEND THE TERM

                         ONE ADDITIONAL FIVE YEAR PERIOD


      The Tenant shall have the right at its option to extend the Term for one further consecutive period of 5 years (herein called "Extended Term"), such Extended Term commencing upon the date following the date of expiration of the Term as provided in Section
      3.02 of the Lease and ending upon the fifth anniversary of such date of expiration, subject to the following terms and conditions;

                 (a) This option shall be exercised by notice in writing given to the Landlord not less than six (6) months nor more than twelve (12) months prior to the expiration of the Term, provided that such notice shall be validly given only if at the time it is given the Tenant shall not be in breach of any of its obligations under the Lease.

                 (b) The extension of the Term upon the exercise of the Extended Term shall be upon the same terms and subject to all the provisions of this Lease except that:

                        (i) There shall be no further right to extend the Term beyond the expiration of this Extended Term, and

                      (il@)    The Extended Term shall be as provided, and

                      (iii) The Basic Rent to be paid by the Tenant during the Extended Term shall be the fair annual rental value of the Premises as then constituted, determined in accordance with sub-paragraph (d) provided that it shall not be less than the Basic Rent payable by the Tenant in the last year of the Term, and

                       (iv) The Lease will be amended to include whatever changes may have been made to the terms of the Larldlord's standard form of lease subsequent to the execution of this Lease.

                 (c) When this option has been exercised and the Basic Rent to be paid by the Tenant during the Extended Term has been determined, the Landlord and the Tenant, shall enter into a Supplementary Lease modifying this Lease and extending the Term as provided.

                 (d) The expression of "fair annual rental value", for the purposes of this paragraph, shall mean the annual rental which could reasonably be obtained by the Landlord for the Premises from a willing tenant dealing at arms-length with the Landlord in the market prevailing at a date six (6) months prior to the date upon which the Extended Term is to commence, having regard to all relevant circumstances including the size and location of the Premises, the facilities afforded, the terms of the intended lease thereof (including its provisions for payments and other contributions by the Tenant additional to rent) the condition of the Premises and the value of improvements therein (except that if the Tenant has failed to repair in accordance with its obligations under the Lease or has made- improvements in excess of those which it was required to make at the commencement of the Term, the disrepair and the Improvements, and also the value of all the Tenant's fixtures, shall be disregarded), and having regard also to rentals currently being obtained for space similarly located in the locality, and in particular to any leases currently being made or recently made by the Landlord of comparable space in the Building.

                       If the Landlord and Tenant have not agreed as to the fair annual rental value of the Premises by a date three
                       (3) months prior to the date upon which the Extended Term is to commence the fair annual rental value shall be determined by arbitration and the following provisions shall apply thereto; promptly upon this provision for arbitration becoming applicable each of the Landlord and Tenant shall give written notice to the other appointing an arbitrator on behalf of the party giving the notice. In the event that either party shall fail to give such written notice within ten (10) days the arbitrator named in the notice given by the other party shall be the sole arbitrator. If the two arbitrators are duly appointed they shall jointly appoint a third, but if such appointment has not been made by them within the (10) days after the appointment of whichever of the two arbitrators was last appointed, either party may on notice to the other apply to a Judge of the District Court for the Judicial District where the Premises are located, who shall have jurisdiction to appoint a third arbitrator. The arbitrators or sole arbitrator (as the case may be) appointed hereunder shall govern their or its own proceedings and the decisions of any two arbitrators (if three have been appointed) or the sale arbitrator as the fair annual rental value shall be conclusive and binding on the parties. Each party shall pay the fees of the arbitrator appointed by it, and the parties shall share eq 'ually all other costs of the arbitration. In the event that the fair annual rental value of the Premises has not been determined by the date upon which rent therefor commences to be payable by the Tenant, pending such determination the Tenant shall pay rent therefor as determined according to Article XIX of this Lease and the parties shall readjust as of the date when rent commenced to be payable promptly upon such determination being made.

                            SHIPP CORPORATION LIMITED

                                  OFFICE LEASE


                                TABLE OF CONTENTS


ARTICLE I                     Definitions                                     1 to 5

ARTICLE II                    Intent and Interpretation

                       Section 2.01 Net Lease                                 5
                       Section 2.02 Landlord to Act in Good Faith             5
                       Section 2.03 Entire Agreement                          5
                       Section 2.04 General Matters of Intent and
                                 Interpretation                               5

ARTICLE III                   Grant and Term

                       Section 3.01 Lease                                     6
                       Section 3.02   Term                                    6
                       Section 3.03   Access                                  7
                       Section 3.04   Storage Areas                           7
                       Section 3.05   Parking Spaces  I                       7

ARTICL@ IV                    Rent

                       Section  4.01  Covenant to Pay                         7
                       Section  4.02  Basic Rent                              7
                       Section  4.03  Security Deposit                        7
                       Section  4.04  Delay in Occupancy                      8
                       Section  4.05  Landlord's Estimates                    8
                       Section  4.06  Landlord's Final Determination          8
                       Section  4.07  Leasehold Allowance                     8

ARTICLE V                     Covenants

                       Section 5.01 Landlord's Covenants                      8
                       Section 5.02 Tenant's Covenants98

ARTICLE VI             -      Building Services

                       Section  6.01  Air Conditioning and Ventilation        9
                       Section  6.02  Elevator Services                       9
                       Section  6.03  Washrooms                               9
                       Section  6.04  Janitor Service                         9
                       Section  6.05  Telephone and Water                     10
                       Section  6.06  Electricity and Lighting                10
                       Section  6.07  Additional Services                     10

ARTICLE VII            -      Use and Occupancy of Leased Premises

                       Section  7.01  Permitted Use                           10
                       Section  7.02  Waste and Nuisance                      10
                       Section  7.03  Energy Conservation                     10
                       Section  7.04  Condition                               10
                       Section  7.05  Compliance with Laws                    11
                       Section  7.06  Rules and Regulations                   11
                       Section  7.07  Parking                                 11
                       Section  7.08  Signs and Directory                     11

ARTICLE VIII           -      Repair and Damage

                       Section 8.01   Landlord's Repair and Maintenance       11
                       Section 8.02   Tenant's Repair and Maintenance         11
                       Section 8.03   Surrender of the Premises               12
                       Section 8.04   Abatement and Termination               12

ARTICLE IX                    Taxes

                       Section 9.01   Taxes Payable by Landlord               13
                       Section 9.02   Taxes Payable by Tenant                 13
                       Section 9.03   Postponement of Payment of   Taxes      14
                       Section 9.04   Landlord's Determination                14
                       Section 9.05   Tenant's Responsibility                 14


                                        1


ARTICLE X                     Assignment and Subletting

                        Section  10.01  Consent Required                      14
                        Section  10.02  Conditions of Consent  III            15
                        Section  10.03  Assignment Effective                  15
                        Section  10.04  No Release                            15
                        Section  10.05  No Advertising                        15
                        Section  10.06  Tenant's Obligation to Lease          15
                        Section  10.07  Publicly Traded Companies             16

ARTICLE XI              -     Trade Fixtures and Leasehold Improvements

                        Section 11.01 Alterations and Installations           16
                        Section 11.02 Constructions Liens                     16
                        Section 11.03 Landlord's Property                     16

ARTICLE XII             -     Insurance

                        Section 12.01 Landlord's Insurance                    17
                        Section 12.02 Insurance Risks                         17
                        Section 12.03 Tenant's Insurance                      17
                        Section 12.04 Terms of Insurance                      18

ARTICLE XIII            -     Liability

                        Section 13.01 Landlord's Liability                    18
                        Section 13.02 Failure to Supply Building
                          Services                                            19
                        Section 13.03   Release of Tenant                     19
                        Section 13.04   Ter-ant's Indemnification
                          of Landlord                                         19
                        Section 13.05 Notification of Landlord                19

ARTICLE XIV                   Subordination, Attornment and Certificates

                        Section 14.01 Subordination                           19
                        Section 14.02 Execution of Certificates               19
                        Section 14.03 Non-Disturbance Agreements              19

ARTICLE XV              -     Access, Fire Drills and Force Majeure

                        Section 15.01   Access of Landlord to Premises        20



                        Section 15.02   Fire and Safety Drills                20
                        Section 15.03   Force Majeure    I.I                  20

ARTICLE XVI             -     Remedies  of Landlord on Tenant's    Default

                        Section 16.01   Landlord's Remedies                   20
                        Section 16.02   Non-compliance by Tenant              21
                        Section 16.03   Landlord's Re-entry        I          21
                        Section 16.04   Termination                           21
                        Section 16.05   Reletting Premises                    21
                        Section 16.06   Waiver of Distress                    21

ARTICLE XVII            -     Abandonment of Premises and    Bankruptcy
                              of Tenant                                       22

ARTICLE XVIII           -     Notices                                         22

ARTICLE XIX             .     Overholding                                     22

ARTICLE XX              .     Relocation                                      23

ARTICLE XXT             .     Waiver                                          23

ARTICLE XXII            .     Extent of Lease Obligation                      23


SCHEDULE A              .     FLOOR PLAN

SCHEDULE B              -     THE LANDS

SCHEDULE C              -     RULES AND REGULATIONS

SCHEDULE D              -     JANITORIAL AND CLEANING SERVICE SCHEDULE

SCHEDULE E              -     ONE ADDITIONAL FIVE YEAR PERIOD


                                       2